Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 Nos. 333-271073, 333-264306 333-274457 and 333-288240) of Alpha Tau Medical Ltd., and

(2)	Registration Statement (Form S-8 Nos. 333-264169, 333-270406, 333-277733 and 333-285745) pertaining to the 2021 Share Incentive Plan of Alpha Tau Medical Ltd. and the 2021 Employee Share Purchase Plan of Alpha Tau Medical Ltd. of our report dated March 9, 2026, with respect to the consolidated financial statements of Alpha Tau Medical Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 9, 2026	A Member of EY Global